Exhibit 12(b)
                      ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
                   Computation of Ratio of Earnings to Fixed Charges
                                  and Preferred Dividends
                               (In Thousands Except Ratios)

                                           Three Months Ended  Nine Months Ended
                                                  September 30,   September 30,
                                                 1999    1998     1999     1998
EARNINGS:

Net income                                     $ 7,880 $ 8,689  $18,506 $19,021
Federal income taxes                             4,201   4,633    9,831  10,106
Interest charges                                 4,021   3,797   11,882  11,511
                                               ---------------------------------
 Earnings available to cover fixed charges      16,102  17,119   40,219  40,638
                                               ---------------------------------


FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest on long-term debt                       3,507   3,651   10,959  10,988
Preferred dividend requirement (1)                 311     311      933     933
Other interest                                     490     229      868     627
Amortization of debt discount - net                 99      98      295     293
                                               ---------------------------------
Total fixed charges                            $ 4,407 $ 4,289  $13,055 $12,841
                                               ---------------------------------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends                          3.65    3.99     3.08    3.16
                                               =================================


(1) Preferred Dividend Requirement:

Preferred dividends                                203     203      609     609
Effective tax rate                               34.78%  34.78%   34.69%  34.70%
                                               ---------------------------------
Preferred dividend requirement                 $   311     311      933     933
                                               =================================



Earnings to Fixed Charges and Preferred Dividends represents the sum of Net Income, Federal income taxes and Interest
Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pretax basis and Amortization of debt discount.